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                                                                      EXHIBIT 99


For Immediate Release

               PALWEB CORPORATION ANNOUNCES CONTRACT CANCELLATION

Dallas, Texas -- December 9, 1999 -- PalWeb Corporation (NASDAQ-OTC: PAEB) announced today that a $100,000,000 contract for the manufacture and sale of 44 plastic injection molding systems by PalWeb to a large industrial purchaser, previously announced by PalWeb management, will not be consummated as the purchaser was unable to secure financing for the equipment. However, should the purchaser under the terminated contract obtain the necessary financing, PalWeb will be ready, willing, and able to provide the equipment originally requested.

PalWeb further reports that all press releases made by the previous management that relate to a plastic pallet leasing pool are no longer valid as PalWeb's present management does not plan to form a plastic pallet leasing pool in the near future. For the moment, PalWeb plans to focus its efforts on outright sales of pallets.


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For more information, please contact Paul A. Kruger, PalWeb's Chairman, at the address and telephone number shown below:

                   Paul A. Kruger, Chairman
                   PalWeb Corporation
                   1607 West Commerce Street
                   Dallas, Texas 75208
                   (214) 698-8330
                   (214) 745-4578 - Fax